Exhibit 3.2

FIRST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the Limited Partnership Agreement (the “Agreement”) of PDC 1996-D Limited Partnership, a West Virginia limited partnership (the “Partnership”), is hereby adopted, effective as of the 29th day of December, 2011, by Petroleum Development Corporation (dba PDC Energy), a Nevada corporation (the “Managing General Partner”), as the managing general partner of the limited partnership. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to such terms in the Agreement. Each reference to “hereby,” “hereof,” “hereunder” and “this Agreement” in the Agreement shall, from and after the effective date of this Amendment, refer to the Agreement as amended by the Amendment.

WHEREAS, Section 1.02 of the Agreement provides that the Managing General Partner, without the approval of the Investor Partners, may change the name of the Partnership upon ten days notice to the Investor Partners;

WHEREAS, Sections 10.01(b) and 11.09(b)(i) of the Agreement provide that the Managing General Partner, without approval of the Investor Partners, may execute, sign, acknowledge and file any amendment to the Agreement that reflects a change in the name of the Partnership;

WHEREAS, the Managing General Partner has elected to change the name of the Partnership to “Eastern 1996D Limited Partnership” pursuant to the terms and provisions of this Amendment and has provided the Investor Partners written notice of such name change at least ten days prior to the date hereof; and

WHEREAS, the Managing General Partner desires to amend the Agreement to further evidence the change in the name of the Partnership pursuant to the terms and provisions of this Amendment.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1. Section 1.02 of the Agreement is hereby deleted in its entirety and the following provision shall be substituted in its place:

“Section 1.02 Partnership Name. The name of the Partnership shall be “Eastern 1996D Limited Partnership,” a West Virginia limited partnership, and all business of the Partnership shall be conducted in such name. The Managing General Partner may change the name of the Partnership upon ten days notice to the Investor Partners. The Partnership shall hold all of its property in the name of the Partnership and not in the name of any Partner.”

2. This Amendment shall be governed by, and construed in accordance with, the laws of the State of West Virginia.

3. Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Managing General Partner has caused this Amendment to be duly executed by an authorized officer as of the date first written above.

PETROLEUM DEVELOPMENT CORPORATION, as Managing General Partner

By:	/s/ Daniel W. Amidon
Name:	Daniel W. Amidon
Title:	General Counsel and Secretary